                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                         POST-EFFECTIVE AMENDMENT NO. 13
                     TO REGISTRATION STATEMENT NO. 33-28976

                                      Under

                           The Securities Act of 1933

                           IDS Life Insurance Company
--------------------------------------------------------------------------------
               (Exact name of registrant as specified in charter)

                                    Minnesota
--------------------------------------------------------------------------------
            (State or other jurisdiction of incorporation or organization)


                                       63
--------------------------------------------------------------------------------
                  (Primary Standard Industrial Classification Code Number)

                                   41-0823832
--------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                    IDS Tower 10, Minneapolis, MN 55440-0010
                                 (612) 671-3131
--------------------------------------------------------------------------------
            (Address,   including  zip  code,  and  telephone  number,
             including   area  code,   of   registrant's   principal
             executive offices)

                               Bruce Kohn, Counsel
                           IDS Life Insurance Company
                 IDS Tower 10, Minneapolis, Minnesota 55440-0010
                                 (612) 671-2221
--------------------------------------------------------------------------------
                    Name, address, including zip code, and telephone number,
                           including area code, of agent for service)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


                         Calculation of Registration Fee

----------------------- --------------------- -------------------- --------------------- --------------------
 Title of each class        Amount to be       Proposed maximum      Proposed maximum         Amount of
 of securities to be         registered       offering price per    aggregate offering    registration fee
      registered                                     unit                 price
----------------------- --------------------- -------------------- --------------------- --------------------

Interests in a group            N/A
market value annuity
contract and
individual market
value annuity
contracts for non-tax
qualified purchases.


                                     PART I.

                       INFORMATION REQUIRED IN PROSPECTUS

     Attached   hereto   and  made  a  part   hereof  is  the Prospectus.

American Express Guaranteed Term Annuity
Prospectus, May 1, 2000

IDS Life Insurance Company (IDS Life) issues this annuity and offers it in two ways:


o        a Group Market Value Annuity Contract, and

o        Individual Market Value Annuity Contracts.

To buy this annuity, you must send IDS Life a purchase payment of at least $5,000 with an application for a contract.

IDS Life Account MGA
Group and Individual Market
Value Annuity Contracts


Issued and sold by:
IDS Life Insurance Company
200 AXP Financial Center
Minneapolis, MN 55474
Telephone: [800-437-0602/800-862-7199]


If you choose not to hold these securities until the end of a guarantee period, they may be subject to a substantial surrender charge or market value adjustment. As a result, you could get less than your purchase payment back.

Interest rates for renewal guarantee periods may be higher or lower than the previous guaranteed interest rate. The minimum guaranteed renewal interest rate is 3%. IDS Life guarantees this rate.


The  Securities  and Exchange  Commission  (SEC) has not approved or disapproved
these  securities  or  passed  upon  the  adequacy  of  this   prospectus.   Any
representation to the contrary is a criminal offense.


IDS Life is not a bank or financial institution, and the securities it offers are not deposits or obligations of, backed or guaranteed or endorsed by any bank or financial institution nor are they insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency. Investments in this annuity involve investment risk including the possible loss of principal.

Table of contents                                                         Page

The Guaranteed Term Annuity in brief.........................................

Key terms....................................................................

Description of contracts.....................................................
General......................................................................
Application and purchase payment.............................................
Right to cancel..............................................................
Guarantee periods............................................................
Surrenders...................................................................
Surrender charge.............................................................
Market value adjustment......................................................
Premium taxes................................................................
Death benefit prior to settlement............................................
Statement....................................................................
Electing the settlement date and form of annuity.............................

Amendment, distribution and assignment of contracts .........................
Amendment of contracts.......................................................
Distribution of contracts....................................................
Assignment of contracts......................................................

Federal tax considerations...................................................

The Company..................................................................
Business.....................................................................
Investments by IDS Life......................................................
Selected financial data......................................................
Management's discussion and analysis of consolidated
financial condition and results of operations................................

Directors and executive officers.............................................
Executive compensation.......................................................
Security ownership of management.............................................

Legal proceedings............................................................

Experts......................................................................

Appendix A - Partial surrender illustration..................................

Appendix B - Market value adjustment illustration............................

IDS Life financial information...............................................

The Guaranteed Term Annuity in brief

In this prospectus, "we", "us" and "IDS Life" refer to IDS Life Insurance Company and "you" and "yours" refer to an owner who has been issued a contract.

This summary is incomplete. Do not rely on it as a description of your contract. For more complete information, you must read the entire prospectus. You can find more information about a topic in the summary by turning to the discussion beginning at the page listed after that topic in the summary.


Contracts: We are offering qualified and non-qualified group and individual market value annuities to the general public. A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is tax-deferred. However, the contract has features other than tax-deferral that may make it an appropriate investment for your retirement plan. You should compare these features and their costs with other investment options before deciding to purchase this contract.


These market value annuity contracts have a guaranteed interest rate that we credit to the purchase payment when it is held to the end of the guarantee period (the renewal date). Surrenders before the renewal date are subject to a market value adjustment and, if it applies, a surrender charge.


Guarantee periods: When you make a payment under an application, you select a guarantee period from among those that we offer when we receive your application and payment. During this guarantee period, the purchase payment earns interest at the interest rate that we have guaranteed for your contract. We credit interest daily. Credited interest earns interest at the applicable guaranteed interest rate we establish. (p.)

Renewal guarantee periods: At the end of each guarantee period, a renewal guarantee period of one year will begin, unless you choose a different period. You must choose the length of a renewal guarantee period during the 30 days before the end of the previous guarantee period. Beginning on the first day of each renewal guarantee period, the renewal value will earn interest at the renewal interest rate that we have guaranteed for your contract and the interest credited will earn interest at that interest rate. (p.)


Surrenders: With some restrictions, we permit partial or total surrenders. We may delay payment of any surrender for up to six months from the date we receive notice of surrender or the period permitted by state law, if less. A delay of payment will not be for more than seven days except under extraordinary circumstances. If we choose to exercise this right, then during this delay, we will pay annual interest of at least 3% of any amounts delayed for more than thirty days.


Surrender charge: If you surrender before the eighth contract anniversary, a surrender charge beginning at a maximum of 8% of the market adjusted value surrendered will be subtracted from your account. No surrender charge applies if you surrender on the last day of a guarantee period. We will waive the surrender charge in certain instances. (p.)


Market value adjustment: A market value adjustment applies when the surrender occurs before the renewal date. No market value adjustment applies to any surrender at the end of a guarantee period. We find the market adjusted value using the rate we then are paying on purchase payments for new contracts for about the same time as the time remaining in your guarantee period. Generally, the amount of the market value adjustment depends a lot on interest rates on investments like those we could make with new contract purchase payments at the time you surrender and on your time remaining to the end of the guarantee period. The market value adjustment may increase or decrease the value of your investment before the renewal date. The amount you receive on surrender could be less than your original purchase payment if interest rates increase. If interest rates decrease, the amount you receive on surrender may be more than your original purchase payment and accrued interest. The market adjusted value also affects settlements under an annuity payment plan. (p.)


Premium taxes: We may deduct premium taxes from the accumulation value of your contract. State premium taxes range from 0 to 3.5% of your gross purchase payments. (p.)

Death benefit prior to settlement: The contract provides for a guaranteed death benefit. If the annuitant or owner dies before the settlement date, we will pay to the owner or beneficiary the death benefit in place of any other payment under the contract. The amount of the death benefit will equal the accumulation value. (p.)

Choosing the settlement date and form of annuity: Beginning at a specified time in the future picked by the owner called the settlement date, we will pay the owner a lump sum payment or start to pay a series of payments. You may choose a series of payments under some annuity plans. (p.)

Key terms

In this prospectus, "we", "us" and "IDS Life" refer to IDS Life Insurance Company and "you" and "yours" refer to an owner who has been issued a contract.

These terms can help you understand details about your annuity:

Accumulation value - The value of the purchase payment plus interest credited, adjusted for any surrenders.

Annuitant - The person on whose life monthly annuity payments depend.

Annuity  -  A  contract   purchased  from  an  insurance   company  that  offers
tax-deferred growth of the purchase payment until earnings are withdrawn.

Cash surrender value - The market adjusted value less any applicable surrender charge. On the last day of a guarantee period, the cash surrender value is the accumulation value.


Contract - a deferred annuity contract, or a certificate showing your interest under a group annuity contract, that permits you to accumulate money for retirement by making a purchase payment. A contract provides for a lifetime or other forms of payouts beginning at a specified time in the future.


Contract anniversary - The same day and month as the contract date each year that the contract remains in force.

Contract date - The effective date of the contract as designated in the contract.

Current interest rate - The applicable interest rate contained in a schedule of rates established by us at our discretion from time to time for various guarantee periods.

Initial guarantee period - The period during which the initial guarantee rate will be credited.

Initial guarantee rate - The rate of interest credited to the purchase payment during the initial guarantee period.

Market adjusted value - The accumulation value increased or decreased by the market adjusted value formula, on any date before the end of the guarantee period.

Market value adjustment - The market adjusted value minus the accumulation value.

Owner - The person or entity to whom the annuity contract is issued.

Purchase payment - Payment made to IDS Life for an annuity.


Qualified annuity - A contract that you purchase to fund one of the following tax-deferred retirement plans that is subject to applicable federal law and any rules of the plan itself:

o Individual Retirement Annuities (IRAs) under Section 408(b) of the Internal Revenue code of 1986, as amended (the Code)
o    Roth IRAs under Section 408A of the Code
o    SIMPLE IRAs under Section 408(p) of the Code
o    Simplified  Employee  Pension (SEP) plans under  Section  408(u) of the
     Code
o Plans under Section 401(k) of the Code o Custodial and trusted pension and profit sharing plans under Section 401(d) of the Code
o    Tax-Sheltered  Annuities (TSA's) under Section 403(b) of the Code

o    Qualified  annuity plans under Section 403 (a) of the Code
o    Governmental  plans under Section 414(d) of the Code
o    Plans under Section 457 of the Code

A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is already tax-deferred.


All other contracts are considered nonqualified annuities.

Renewal date - The first day of a renewal guarantee period. It will always be on a contract anniversary.

Renewal guarantee period - A renewal guarantee period will begin at the end of each guarantee period as set at our discretion.

Renewal guarantee rate - The rate of interest credited to the renewal value during the renewal guarantee period as set at discretion.

Renewal value - The accumulation value at the end of the current guarantee period.

Settlement - The application of contract value to provide annuity payments. If the settlement date is not the last day of a guarantee period, we apply the market adjusted value of the contract. On the last day of a guarantee period, we apply the accumulation value of the contract.

Settlement date - The date on which annuity payments are to begin.

Written request - A request in writing signed by you and delivered to us at our corporate office.

Description of contracts

General


This prospectus describes interests in qualified and nonqualified group and individual market value annuity contracts offered by IDS Life to the general public.


As described in this prospectus, the contracts have an interest rate guaranteed by IDS Life that we credit to a purchase payment in the contract when the purchase payment stays in the contract to its renewal date. We credit interest daily to achieve a stated annual effective rate, based on a 365 day year. We do not pay interest on leap days (Feb. 29th). Surrenders prior to the renewal date are subject to a market value adjustment, a surrender charge (if applicable), income taxes, and a 10% IRS tax penalty if withdrawn prior to age 59 1/2.

Application and purchase payment


To apply for a contract, you must complete an application and make a minimum purchase payment of $5,000. For individuals age 90 and younger, the maximum purchase payment is $1,000,000 without prior approval. This limit applies in total to all IDS Life annuities you own. If you purchase the contract to fund a tax-deferred retirement plan, that plan's limit on contributions also will apply. Once we apply a purchase payment to a contract, we do not permit any additional purchase payment under the contract.


We will return an improperly completed application, along with the corresponding purchase payment, five business days after we receive it.

A payment is credited to a contract on the date we receive a properly completed application at our corporate office along with the purchase payment. Interest is earned the next day. IDS Life then issues a contract and confirms the purchase payment in writing.

Right to cancel

State or federal law may give you the right to cancel the contract within a specific period of time after receipt of the contract and receive a refund of the entire purchase payment. For revocation to be effective, mailing or delivery of notice of cancellation must be made in writing to our corporate office at the following address: IDS Life Insurance Company, Attn: Transactions, P.O. Box 534, Minneapolis, MN 55440-0534.

Guarantee periods

You select the duration of the guarantee period from among those durations we offer when we receive your application and payment. As of the date of this prospectus, we are offering guarantee periods with annual durations from one to 10 years; however, the guarantee periods we offer in the future could be different. The duration selected will determine the guaranteed interest rate and the purchase payment (less surrenders made and less applicable premium taxes, if any) will earn interest at this guaranteed interest rate during the entire guarantee period. Interest is credited to your annuity daily. All interest rates we quote are effective annual interest rates. This refers to the rate that results after interest has compounded daily for a full year.

The example below shows how we will credit interest during the guarantee period. For the purpose of this example, we have made the assumptions as indicated.

Example of guaranteed rate of accumulation

Beginning account value: $50,000
Guaranteed period: 10 years
Guaranteed rate: 6% annual effective rate

      Interest credited to the     Cumulative interest
Year   account during year         credited to the account   Accumulation value

1             $3,000.00                $3,000.00              $53,000.00
2              3,180.00                 6,180.00               56,180.00
3              3,370.80                 9,550.80               59,550.80
4              3,573.05                13,123.85               63,123.85
5              3,787.43                16,911.28               66,911.28
6              4,014.68                20,925.96               70,925.96
7              4,255.56                25,181.51               75,181.51
8              4,510.89                29,692.40               79,692.40
9              4,781.54                34,473.95               84,473.95
10             5,068.44                39,542.38               89,542.38

Guaranteed accumulation value at the end of 10 years is:
$50,000 + $39,542.38 = $89,542.38

Note: This example assumes no surrenders of any amount during the entire ten-year period. A market value adjustment applies and a surrender charge may apply to any interim surrender (see Surrenders). The hypothetical interest rates are only illustrations. They do not predict future interest rates to be declared under the contract. Actual interest rates declared for any given time may be more or less than those shown.

Renewal guarantee periods: At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing about the renewal guarantee periods available before the renewal date. This written notification will not specify the interest rate for the renewal value. You may elect in writing, during the 30-day period before the end of the guarantee period, a renewal guarantee period of a different duration from among those we offer at that time. If you do not make an election, we will automatically apply the renewal value to a guarantee period of one year. In no event may renewal guarantee periods extend beyond the settlement date then in effect for the contract. For example, if the annuitant is age 82 at the end of a guarantee period and the settlement date for the annuitant is age 85, a three-year guarantee period is the maximum guarantee period that you may choose under the contract. The renewal value will then earn interest at a guaranteed interest rate that we have declared for this duration. We may declare new schedules of guaranteed interest rates as often as daily.

At the beginning of any renewal guarantee period, the renewal value will be the accumulation value at the end of the guarantee period just ending. We guarantee the renewal value with our general assets. This amount will earn interest for the renewal guarantee period at the then applicable guaranteed interest rate for the period selected. This rate may be higher or lower than the previous guaranteed interest rate.

At your written request, we will notify you of the renewal guarantee rates for the periods then available. You also may call us to ask about renewal guarantee rates.

Establishment of guaranteed interest rates: We will know the guaranteed interest rate for a chosen guarantee period at the time we receive a purchase payment or you renew an accumulation value. We will send a confirmation that will show the amount and the applicable guaranteed interest rate. The minimum guaranteed interest rate for renewal values is 3% per year. The rate on renewal values will be equal to or greater than the rate credited on new comparable purchase payments at that time.

IDS Life has no specific formula for determining the rate of interest that it will declare as guaranteed interest rates in the future. We will declare the guaranteed interest rates from time to time based on our analysis of current market conditions. (See Investments by IDS Life.) In addition, IDS Life also may consider various other factors in determining guaranteed interest rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses we bear; general economic trends; and competitive factors. IDS Life in its sole discretion will make the final determination as to the guaranteed interest rates to be declared. We cannot predict nor can we guarantee future guaranteed interest rates above the 3% rate.

Surrenders

General: Subject to certain tax law and retirement plan restrictions noted below, you may make total and partial surrenders under a contract at any time.

For all surrenders, we will reduce the accumulation value by the amount surrendered on the surrender date and that amount will be payable to the owner. We will also reduce the accumulation value by any applicable surrender charge. We will either reduce or increase the accumulation value by any market value adjustment applicable to the surrender. IDS Life will, on request, inform you of the amount payable in a total or partial surrender.


Any total or partial surrender may be subject to tax and tax penalties. Surrenders from certain tax qualified annuities also may be subject to 20% income tax withholding. (See Federal tax considerations.)


Tax-sheltered annuities: The Code imposes certain restrictions on an owner's right to receive early distributions attributable to salary reduction contributions from a contract purchased for a retirement plan qualified under
Section 403(b) of the Code as a tax-sheltered annuity (TSA).

Distributions attributable to salary reduction contributions made after Dec. 31, 1988, plus all earnings since Dec. 31, 1988, or to transfers or rollovers of such amounts from other contracts, may come from the TSA contract only if you have attained age 59-1/2, have become disabled as defined in the Code, have separated from the service of your employer that purchased the contract or have died.

Additionally, if you should encounter a financial hardship (within the meaning of the Code), you may receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not of the earnings on them.

Even though these rules may permit a distribution (e.g., for hardship or after separation from service), it may nonetheless be subject to a 10% IRS penalty tax (in addition to income tax) as a premature distribution and to 20% income tax withholding. (See Federal tax considerations.)

These restrictions do not apply to transfers of contract value to another TSA investment vehicle available through the employer.

Partial surrenders: Unless we agree otherwise, the minimum amount you may surrender is $250. You cannot make a partial surrender if it would reduce the accumulation value of your annuity to less than $2,000.

You may request the net check amount you wish to receive. We will determine how much accumulation value needs to be surrendered to yield the net check amount after any applicable market value adjustments and surrender charge deductions.

You may make a partial surrender request not exceeding $50,000 by telephone. We have the authority to honor any telephone partial surrender request believed to be authentic and will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. As long as reasonable procedures are followed, neither IDS Life nor its affiliates will be liable for any loss resulting from fraudulent requests. At times when the volume of telephone requests is unusually high, we will take special measures to ensure that your call is answered as promptly as possible. We will not allow a telephone surrender request within 30 days of a phoned-in address change.

Total surrenders: We will compute the value of your contract at the next close of business after we receive your request for a complete surrender. We may ask you to return the contract.

Payment on surrender: We may defer payment of any partial or total surrender for a period not exceeding 6 months from the date we receive your notice of surrender or the period permitted by state insurance law, if less. Only under extraordinary circumstances will we defer a surrender payment more than 7 days, and if we defer payment for more than 30 days, we will pay annual interest of at least 3% on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, our inability to liquidate assets due to a general financial crisis. If we intend to withhold payment more than 30 days, we will notify you in writing.

NOTE: We will charge you a fee if you request express mail delivery of your surrender check.

Surrender charge

We may assess a surrender charge on any total or partial surrender taken prior to the eighth contract anniversary unless the surrender occurs on the last day of a guarantee period. We will base the amount of the surrender charge on the length of the guarantee period. The table below shows the maximum amount of the surrender charge.

Surrender charge percentage:


Guarantee period     Contract years as measured from the beginning of a guarantee period
-------------------- ----------------------------------------------------------------------------------------
                     1          2           3          4          5          6          7          8

1 year               1%
2 years              2          1%
3 years              3          2           1%
4 years              4          3           2          1%
5 years              5          4           3          2          1%
6 years              6          5           4          3          2          1%
7 years              7          6           5          4          3          2          1%
8 years              8          7           6          5          4          3          2          1%
9 years              8          7           6          5          4          3          2          1
10 years             8          7           6          5          4          3          2          1

For renewal guarantee periods, we will base the surrender charge on the lesser of:

o  the length of the new guarantee period, or
o  the number of years remaining until the eighth contract anniversary.

For example, if a contract owner chose an initial guarantee period of 5 years and later a renewal guarantee period of 4 years, the surrender charge percentages would be:

      Contract year             Surrender charge

          1                          5%
          2                          4
          3                          3
          4                          2
          5                          1*
          6                          3
          7                          2
          8                          1
          9+                         0

         *0% on last day of 5th contract year.

There will never be any surrender charges after the eighth contract anniversary.

Also, after the first contract anniversary, surrender charges will not apply to surrenders of amounts totalling up to 10% of the accumulation value as of the last contract anniversary.

Surrender charge calculation: If there is a surrender charge, we calculate it as:

(A minus B) multiplied by P

where:       A =  market adjusted value surrendered
             B = the lesser of A or 10% of accumulation value on last contract anniversary not already taken as a partial surrender this contract year.
             P =  applicable surrender charge percentage

For an illustration of a partial surrender and applicable surrender charges, see Appendix A.

Waiver of surrender charge: We will assess no surrender charge:

o    on the last day of a guarantee period;
o    after the eighth contract anniversary;
o after the first contract anniversary for surrenders of amounts totalling up to 10% of the contract accumulation value as of the last contract anniversary;
o    upon the death of the annuitant or owner; or
o upon the application of the market adjusted value to provide annuity payments under an annuity payment plan (if such application occurs on a renewal date, there will be no surrender charge or market value adjustment, and the full accumulation value will be applied under an annuity payment plan).

In some cases, such as when an employer makes this annuity available to employees, we may expect to incur lower sales and administrative expenses or perform fewer services due to the size of the group, the average contribution and the use of group enrollment procedures. Then we may be able to reduce or eliminate surrender charges. However, we expect this to occur infrequently.

Market value adjustment

We guarantee the accumulation value, including the interest credited, if the contract is held until the end of the guarantee period. However, we will apply a market value adjustment if a surrender occurs prior to the end of the guarantee period. The market adjusted value also affects settlements under an annuity payment plan occurring at any time other than the last day of a guarantee period.

The market adjusted value is your accumulation value (purchase payment plus interest credited minus surrenders and surrender charges) adjusted by a formula. The market adjusted value reflects the relationship between the guaranteed interest rate on your contract and the interest rate we are crediting on new Guaranteed Term Annuity contracts with guarantee periods that are the same as the time remaining in your guarantee period.

The market adjusted value is sensitive to changes in current interest rates. The difference between your accumulation value and market adjusted value on any day will depend on our current schedule of guaranteed interest rates on that day, the time remaining in your guarantee period and your guaranteed interest rate.

Upon surrender your market adjusted value may be greater than your contract's accumulation value, equal to it or less than it depending on how the guaranteed interest rate on your contract compares to the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract.

Before we look at the market adjusted value formula, it may help to look in a general way at how comparing your contract's guaranteed rate and the rate for a new contract affects your market adjusted value.

Relationship between your contract's guaranteed rate and new contract for the same number of years as the guaranteed period remaining on your contract:

If your annuity rate is:                    Your market adjusted value will be:

greater than the new annuity rate +.25%     greater than your accumulation value

equal to the new annuity rate +.25%         equal to your accumulation value

less than the new annuity rate +.25%        less than your accumulation value

Let's look at two examples. In order to do so, let's make these assumptions:

o You bought a contract and chose a guarantee period of 10 years.

o We guarantee an interest rate of 4.5% annually for your 10-year guarantee period.

o After 3 years you decide to surrender your contract. In other words, you decide to surrender your contract when you have 7 years left in your guarantee period.

Remember that your market adjusted value depends partly on the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract. In this case, that is 7 years.

Now let's look at our examples. For our first example, remember that your contract is earning 4.5%. Let's assume that new contracts that we offer with a 7-year guarantee period are earning 5.0%. We add 0.25% to the 5.0% rate to get 5.25%. Your contract's 4.5% rate is less than the 5.25% rate and, as reflected in the table above, your market adjusted value will be less than your accumulation value.

For our second example, remember again that your contract is earning 4.5%. Let's assume that new contracts that we offer with a 7-year guarantee period are earning 4.0%. We add 0.25% to the 4.0% rate to get 4.25%. Your contract's 4.5% rate is greater than the 4.25% rate and, as reflected in the table above, your market adjusted value will be greater than your accumulation value.

As shown in the table headed "surrender charge percentage," when your guarantee period is 10 years and you have begun your fourth contract year from the beginning of the guarantee period, your surrender charge percentage is 5%. In either of our two examples, a 5% surrender charge would be deducted from the market adjusted value.

Market adjusted value formula:

Market adjusted value =                       (Renewal value)
                                          -----------------------
                                          (1 + ic + .0025)(N + t)

Renewal value       --   The accumulation value at the end of the current
                         guarantee period

ic                  --   The current interest rate offered for new Guaranteed
                         Term Annuity contract sales and renewals for the number of years remaining in the guarantee period

N                   --   The number of complete contract years to the end of the
                         current guarantee period

t                   --   The fraction of the contract  year  remaining to the
                         end of the contract year (for example, if 180 days remain in a 365 day contract year, it would be .493)

We periodically  declare at our discretion the current guaranteed  interest rate
(ic). It is the rate we are then paying on purchase payments and renewals paid under this class of contracts for guarantee period durations equaling the remaining guarantee period duration of the contract to which the formula is being applied. If the remaining guarantee period is a number of complete years, we will use the specific complete year guarantee rate. If the remaining guarantee period is less than 1 year, we will use the one year guarantee rate. If the remaining guarantee period is a number of complete years plus fractional years, we will determine the rate by straight line interpolation between the two years' rates. For example, if the remaining guarantee period duration is 8.5 years, and the current guaranteed interest rate for 8 years is 4% and for 9 years is 5%, IDS Life will use a guaranteed interest rate of 4.5%.

Market value adjustment formula:

Market value adjustment = Market adjusted value less accumulation value

For an illustration showing an upward and downward adjustment, see Appendix B.

Premium taxes

We reserve the right to deduct an amount from the accumulation value of the contract at the time that any applicable premium taxes not previously deducted are payable. If a tax is payable at the time of the purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date. Current premium taxes range in an amount up to 3.5% depending on jurisdiction.

Death benefit prior to settlement

If the annuitant or owner dies before the settlement date, the death benefit payable to the beneficiary will equal the accumulation value.

If your spouse is sole beneficiary or joint owner: Unless you have given us other written instructions, if you, as owner or joint owner, die before the settlement date and your spouse is the only beneficiary or joint owner with a right of survivorship, your spouse may keep the annuity as owner. To do this, your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.


Section 401(k) plans, TSAs, Section 457 plans, custodial and trusteed plans, and IRAs, SIMPLE IRAs and SEPs: If the contract is purchased under a Section 401(k) plan, Section 403(b) plan, Section 457 plan, custodial or trusteed plan or for an IRA, SIMPLE IRA or SEP, and we receive proof of the annuitant's death before the settlement date, we will pay the beneficiary the death benefit described above. If the annuitant dies before reaching the settlement date and the spouse is the only beneficiary, the spouse may keep the contract in force until the date on which the annuitant would have reached 70-1/2 or any other date permitted by the Code. To do this, the spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.

Paying the beneficiary: Unless you have given us other written instructions, we will pay the beneficiary in a single payment. The beneficiary may choose to receive this payment at any time within 5 years after the date of death. Payment from a qualified annuity (except an IRA, SIMPLE IRA, SEP or Section 457 plan) made to a surviving spouse instead of being directly rolled over to an IRA may be subject to 20% income tax withholding. We may make payments under any payment plan available under this contract if:


o the beneficiary asks us in writing within 60 days after we receive proof of death;

o payments begin no later than one year after death or any other date permitted by the Code; and

o the payment period does not extend beyond the beneficiary's life or life expectancy.

We will determine the accumulation value at the next close of business after our death claim requirements are fulfilled. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

Statement

Prior to the settlement date, at least annually, we will send a statement showing a summary of the contract.

Electing the settlement date and form of annuity

When we process your application, we will establish the settlement date to the maximum age or date as specified below. You can also select a date within the maximum limits. This date can be aligned with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You can also change the date, provided you send us written instructions at least 30 days before annuity payouts begin.


For non-qualified annuity, the settlement date cannot be later than the latest of:


o    the contract anniversary nearest the annuitant's 85th birthday; or

o    the 10th contract anniversary.


For qualified annuity, to avoid IRS penalty taxes, the settlement date generally must be:


o    on or after the date the annuitant reaches age 59-1/2;

o for IRAs, SIMPLE IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70-1/2; or


o for all other qualified annuities, by April 1 of the year following the calendar year when the annuitant reaches age 70-1/2 or, if later, retires; except that 5% business owners may not select a settlement date that is later than April 1 of the year following the calendar year when they reach age 70-1/2.


If you are taking the minimum IRA or TSA distributions as required by the Code from another tax qualified investment, or in the form of partial surrenders from this contract, annuity payouts can start as late as the annuitant's 85th birthday or the 10th contract anniversary.

Annuity payments: The first payment will be made as of the settlement date. Once annuity payments have started for an annuitant, no surrender of the annuity benefit can be made for the purpose of receiving a lump sum in lieu of payments.

Death after settlement date: If you or the annuitant dies after the settlement date, the amount payable to the beneficiary, if any, will continue as provided in the annuity payment plan then in effect.

Annuity plans: There are different ways to receive annuity payments. We call these plans. You may select one of these plans, or another payment arrangement to which we agree, by giving us written notice at least 30 days before the settlement date.

You may ask us to apply the market adjusted value (less applicable premium taxes, if any) on the settlement date under any of the annuity plans described below, but in the absence of an election, we will apply the market adjusted value on the settlement date under Plan B to provide a life annuity with 120 monthly payments certain.


If the amount to be applied to an annuity plan is not at least $2,000 or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value. If a lump sum payment is from a qualified annuity (except an IRA, SIMPLE IRA, SEP or Section 457 plan), 20% income tax withholding may apply.


o Plan A - This provides monthly annuity payments for the lifetime of the annuitant. We will not make payments after the annuitant dies.

o Plan B - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least 5, 10 or 15 years. You must select the period.

o Plan C - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

o Plan D - We call this a joint and survivor life annuity. Monthly payments will be paid while both the annuitant and a joint annuitant are living. When either the annuitant or joint annuitant dies, we will continue to make monthly payments until the death of the surviving annuitant. We will not make payments after the death of the second annuitant.

o Plan E - This provides monthly fixed dollar annuity payments for a period of years that you elect. The period of years may be no less than 10 nor more than 30.


Other income plan options may be available.


The contract provides for annuity payment plans on a fixed basis only. The amount of each annuity payment will not change during the annuity payment period. The amount of the annuity payment will depend on:

-- the market adjusted value (less any applicable premium tax not previously deducted) on the date;

-- the annuity table we are then using for annuity settlements (never less than the table guaranteed in the contract);

--       the annuitant's age; and

--       the annuity payment plan selected.


The tables for Plans A, B, C and D are based on the "1983 Individual Annuitant Mortality Table A" and an assumed rate of 4% per year. The table for Plan E is based on an interest rate of 4%. IDS Life may, at our discretion, if mortality appears more favorable and interest rates justify, apply other tables that will result in higher monthly payments.


Restrictions for some tax-deferred plans: If you purchased a qualified annuity, you must select a payment plan that provides for payments:


o        during the life of the annuitant;

o        during the joint lives of the annuitant and beneficiary;

o        for a period not exceeding the life expectancy of the annuitant; or

o for a period not exceeding the joint life expectancies of the annuitant and beneficiary.

You also must refer to the terms of the tax-deferred retirement plan and applicable law for any limitations or restrictions on the settlement date or annuity payment plan that you may select.

Amendment, distribution and assignment of contracts

Amendment of contracts

We reserve the right to amend the contracts to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

Distribution of contracts

IDS Life is the principal underwriter for the contracts. IDS Life is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (1934 Act) as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. IDS Life may enter into selling agent agreements with certain broker-dealers registered under the 1934 Act. IDS Life will pay a maximum commission of 5% of the purchase payment for the sale of a contract. In the future, we may pay a commission on an election of a subsequent guarantee period by an owner.

Assignment of contracts


You may change ownership of your annuity at any time by filing a change of ownership form with us at our corporate office. No change of ownership will be binding upon us until we receive and record it. If you have a tax-deferred retirement plan, the contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than IDS Life; provided, however, that if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.

The value of any part of a nonqualified annuity assigned or pledged is taxed like a cash withdrawal to the extent allocable to investment in annuity contracts after Aug. 13, 1982.

Transfer of a nonqualified annuity to another person without adequate consideration is considered a gift and the transfer will be considered a surrender of the contract for federal income tax purposes. The income in the contract will be taxed to the transferor who may be subject to the 10% IRS penalty tax for early withdrawal. The transferee's investment in the annuity will be the value of the annuity at the time of the transfer. Consult with your tax advisor before taking any action.


Federal tax considerations

Under current law, there is no liability for federal income tax on any increase in the annuity's value until payments are made (except for change of ownership discussed above in "Assignment of contracts"). However, since federal tax consequences cannot always be anticipated, you should consult a tax advisor if you have any questions about the taxation of your annuity contract.


You are not taxed on your purchase payment. Your purchase payment generally includes purchase payments made with after-tax dollars. If the purchase payment was made by you or on your behalf with pre-tax dollars as part of a tax-deferred retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you. The contract will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is tax-deferred.


If you surrender part or all of your contract before the date on which you have decided to begin to receive annuity payments, you will be taxed on the payments which you receive, to the extent that the value of your contract exceeds your investment in the contract, and you may have to pay an IRS penalty tax for early withdrawal.


If you begin receiving annuity payments under a nonqualified annuity, a portion of each payment will be subject to tax and a portion of each payment will be considered to be part of your investment in the contract and will not be taxed. All amounts received after your investment in the contract is recovered will be subject to tax. If you begin receiving payments from a qualified annuity, all of the payments generally will be subject to taxation except to the extent that the contributions were from after-tax dollars.


Unlike life insurance proceeds, the death benefit under an annuity contract is not tax exempt. The gain, if any, is taxable as ordinary income to the beneficiary in the year(s) he or she receives the payments.
The gain is subject to income tax, not estate or inheritance tax.

Tax law requires that all nonqualified deferred annuity contracts issued by the same company to the same contract owner during a calendar year are to be treated as a single, unified contract. The amount of income included and taxed in a distribution (or a transaction deemed a distribution under tax law) taken from any one of such contracts is determined by summing all such contracts.

The income earned on a nonqualified annuity held by such entities as corporations, partnerships or trusts generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person only, the income will continue to be tax-deferred.


If you receive amounts from your contract before reaching age 59-1/2, you may have to pay a 10% IRS penalty on the amount includible in your ordinary income. If you receive amounts from your SIMPLE IRA before reaching age 59-1/2, generally the IRS 10% penalty provisions apply. However, if you receive these amounts before age 59-1/2 and within the first two years of your participation in the SIMPLE IRA plan, the IRS penalty will be assessed at the rate of 25% instead of 10%. However, this penalty will not apply to any amount received:

o    after you reach age 59-1/2;

o    because of your death;

o    because you become disabled (as defined in the Code);

o if the distribution is part of a series of substantially equal periodic payments over your life or life expectancy (or joint lives or life expectancies of you and your designated beneficiary); or


o if it is allocable to a purchase payment before Aug. 14, 1982 (except for contracts in tax-deferred retirement plan).

These are the major exceptions to the 10% IRS penalty tax. Additional exceptions may apply depending upon whether or not the annuity is tax qualified. For qualified annuities, other penalties apply if you surrender an annuity bought under your plan before the plan specifies that payments can be made under the plan.


In general, if you receive all or part of the contract value from an annuity, withholding may be imposed against the taxable income portion of the payment. Any withholding that is done represents a prepayment of your tax due for the year. You take credit for such amounts on the annual tax return that you file.

If the payment is part of an annuity payment plan, the amount of withholding generally is computed using payroll tables. You can provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full surrender), withholding is computed using 10% of the taxable portion. Similar to above, as long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

If a distribution is taken from a contract offered under a Section 457 Plan (deferred compensation plan of state and local governments and tax-exempt organizations), withholding is computed using payroll methods depending upon the type of payment.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, any payment from which federal withholding is deducted may also have state withholding deducted.

The withholding requirements may differ if payment is being made to a non-U.S. citizen or if the payment is being delivered outside the United States.

If you receive all or part of the contract value from a qualified annuity (except an IRA, SIMPLE IRA, SEP or Section 457 plan), a mandatory 20% income tax withholding generally will be imposed at the time the payment is made. In addition, federal income tax and the 10% IRS penalty tax for early withdrawals may apply to amounts properly includible in income. This mandatory 20% income tax withholding will not be imposed if:

o instead of receiving the payment, you elect to have the payment rolled over directly to an IRA or another eligible plan;

o the payment is one of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your designated beneficiary) or made over a period of 10 years or more; or

o    the payment is a minimum distribution required under the Code.

These are the major exceptions to the mandatory 20% income tax withholding. Payments made to a surviving spouse instead of being directly rolled over to an IRA may be subject to 20% income tax withholding. For taxable distributions that are not subject to the mandatory 20% withholding, federal income tax will be withheld from the taxable part of your distribution unless you elect otherwise. State withholding also may be imposed on taxable distributions.

You will receive a tax statement for any year that you receive a taxable distribution from your annuity contract according to our records.

We intend the contract to qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendments.

Our discussion of federal tax laws is based upon our understanding of these laws as they are currently interpreted. Either federal tax laws or current interpretations of them may change. You are urged to consult your tax advisor concerning your specific circumstances.

The Company

Business


IDS Life is a stock insurance company organized in 1957 under the laws of the State of Minnesota. IDS Life is a wholly owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly owned subsidiary of American Express Company. IDS Life acts as a direct writer of insurance policies and annuities and as the investment manager of various investment companies. IDS Life is licensed to write life insurance and annuity contracts in 49 states and the District of Columbia. The headquarters of IDS Life is 200 AXP Financial Center, Minneapolis, MN 55474.


IDS Life files reports on Forms 10-K and 10-Q with the Securities and Exchange Commission (SEC). The public may read and copy materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Investments by IDS Life


IDS Life must invest its assets in its general account in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, asset-backed securities preferred and common stocks, real estate mortgages, real estate and certain other investments. All claims by purchasers of the contracts, and other general account products, will be funded by the general account.

We intend to construct and manage the investment portfolio relating to these market value annuity contracts using a strategy known as "immunization." Immunization seeks to lock in a defined return on the pool of assets versus the pool of liabilities over a specified time horizon. Since the return on the assets versus the liabilities is locked in, it is "immune" to any potential fluctuations in interest rates during the given time. We achieve immunization by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is essentially equal to the price duration of the corresponding portfolio of liabilities. Portfolio immunization provides us with flexibility and efficiency in creating and managing the asset portfolio, while still assuring safety and soundness for funding liability obligations.

Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable guaranteed interest periods. These instruments include, but are not necessarily limited to, the following:


o Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;

o Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by the nationally recognized rating agencies or are rated in the two highest grades by the National Association of Insurance Commissioners;

o Debt instruments that are unrated, but which are deemed by IDS Life to have an investment quality within the four highest grades;

o Other debt instruments, which are rated below investment grade, limited to 15% of assets at the time of purchase; and

o Real estate mortgages, limited to 30% of portfolio assets at the time of acquisition.

In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.

While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Minnesota and other state insurance laws.

Selected financial data


You should read the following selected financial data for IDS Life and its subsidiaries in conjunction with the consolidated financial statements and notes included in the prospectus beginning on page __.




                                                        Years ended Dec. 31, (thousands)
                                       1999           1998           1997           1996            1995

Premiums                           $              $   229,430    $    206,494   $    182,921   $    161,530
Net investment income                               1,986,485       1,988,389      1,965,362      1,907,309
Net realized (loss) on                                  6,902             860           (159)        (4,898)
investments
Other                                                 785,022         682,618        574,341        472,035
Total revenues                     $              $ 3,007,839    $  2,878,361   $  2,722,465   $  2,535,976
Income before income taxes         $              $   775,792    $    680,911   $    621,714   $    560,782
Net income                                            540,111    $    474,247   $    414,576   $    364,940
Total assets                       $              $  56,550,563  $ 52,974,124    $47,305,981    $42,900,078


Management's discussion and analysis of consolidated financial condition and results of operations. Directors and executive officers


To be included in amendment.

The members of the Board of Directors and the principal executive officers of IDS Life, together with the principal occupation of each during the last five years, are as follows:

Directors*

David R. Hubers
Born in 1943

Director since September 1989; president and chief executive officer, AEFC, since August 1993, and director since January 1984. Senior vice president, Finance and chief financial officer, AEFC, from January 1984 to August 1993.

Richard W. Kling
Born in 1940

Director since February 1984; president since March 1994. Executive vice president, Marketing and Products from January 1988 to March 1994. Senior vice president, AEFC, since May 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers and president of IDS Life Variable Annuity Funds A and B.

Paul F. Kolkman
Born in 1946

Director since May 1984; executive vice president since March 1994; vice president, Finance from May 1984 to March 1994; vice president, AEFC, since January 1987. Vice president and chief actuary of IDS Life Series Fund, Inc.

Paula R. Meyer
Born in 1954

Director and executive vice president since 1998; Vice President, AEFC since 1998; Piper Capital Management (PCM) President from October 1997 to May 1998; PCM Director of Marketing from June 1995 to October 1997; PCM Director of Retail Marketing from December 1993 to June 1995.

James A. Mitchell
Born in 1941

Chairman of the board since March 1994; director since July 1984; chief executive officer from November 1986 to March 1999; president from July 1984 to March 1994; executive vice president, AEFC, since March 1994; director, AEFC, since July 1984; senior vice president, AEFC, from July 1984 to March 1994.

Barry J. Murphy
Born in 1951

Director and executive vice president, Client Service, since March 1994; senior vice president, AEFC, since May 1994; senior vice president, Travel Related Services (TRS), a subsidiary of American Express Company, from July 1992 to April 1994; vice president, TRS, from November 1989 to July 1992.

Stuart A. Sedlacek
Born in 1957

Director since 1994, executive vice president since 1998; executive vice president, Assured Assets from March 1994 to 1998; senior vice president and chief financial officer, AEFC, since 1998; vice president, AEFC, from September 1988 to 1998.

Officers other than directors*

Timothy V. Bechtold
Born in 1953

Executive vice president, Risk Management Products since 1995; vice president, Risk Management, AEFC since 1995; and vice president, Insurance Product Development from 1989 to 1995.

Mark W. Carter
Born in 1954

Executive vice president, Marketing since 1997; senior vice president and chief marketing officer, AEFC since 1997; vice president of TVSM Inc. from 1996 to 1997; and regional vice president and general manager of ADVO Inc. from 1991 to 1996.

Lorraine R. Hart
Born in 1951

Vice president, Investments since 1992; vice president, Insurance Investments, AEFC since 1989; and vice president, Investments, IDS Certificate Company since 1994.

Jeffrey S. Horton
Born in 1961

Vice president and treasurer since December 1997; vice president and corporate treasurer, AEFC, since December 1997; controller, American Express Technologies
- Financial Services, AEFC, from July 1997 to December 1997; controller, Risk Management Products, AEFC, from May 1994 to July 1997; director of finance and analysis, Corporate Treasury, AEFC, from June 1990 to May 1994.

Pamela J. Moret
Born in 1956

Executive vice president, Variable Assets since 1997; vice president, Variable Assets, AEFC since 1997; vice president, Retail Service Group of AEFC from 1996 to 1997; and vice president, Communications, AEFC from 1993 to 1996.

William A. Stoltzmann
Born in 1948

Vice president, general counsel and secretary since 1989; vice president and assistant general counsel, AEFC, since November 1985.

Philip C. Wentzel
Born in 1961

Vice president and controller since 1998; vice president - Finance, Risk Management Products, AEFC since 1997; and director of financial reporting and analysis from 1992 to 1997.


*The address for all of the directors and principal officers is: 200 AXP Financial Center, Minneapolis, MN 55474.

Executive compensation

Executive officers of IDS Life also may serve one or more affiliated companies. The following table reflects cash compensation paid to the five most highly compensated executive officers as a group for services rendered in the most recent calendar year to IDS Life and its affiliates. The table also shows the total cash compensation paid to all executive officers of IDS Life, as a group, who were executive officers at any time during the most recent calendar year.


Name of individual or number in group                                                      Cash
                                         Position held                                     compensation
---------------------------------------- ------------------------------------------------- ------------------
Five most highly compensated executive                                                     $
officers as a group:


James A. Mitchell                        Chairman of the Board and Chief Executive
                                         Officer

Pamela J. Moret                          Exec. Vice President, Variable Assets

Barry J. Murphy                          Exec. Vice President, Client Service

Stuart A. Sedlacek                       Executive Vice President

Lorraine Hart                            Vice President, Investments

All executive officers as a group (10)


Security ownership of management

IDS Life's directors and officers do not beneficially own any outstanding shares of stock of IDS Life. All of the outstanding shares of stock of IDS Life are beneficially owned by its parent, American Express Financial Corporation. The percentage of shares of American Express Financial Corporation owned by any director, and by all directors and officers of IDS Life as a group, does not exceed 1% of the class outstanding.

Legal proceedings
A number of lawsuits have been filed against life and health insurers in jurisdictions in which IDS Life and AEFC do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. IDS Life and AEFC, like other life and health insurers, from time to time are involved in such litigation. On December 13, 1996, an action entitled Lesa Benacquisto and Daniel Benacquisto vs. IDS Life Insurance Company and American Express Financial Corporation was commenced in Minnesota state court. The action was brought by individuals who replaced an existing IDS Life insurance policy with a new IDS Life policy. The plaintiffs purport to represent a class consisting of all persons who replaced existing IDS Life policies with new policies from and after January 1, 1985. The complaint puts at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. IDS Life and AEFC filed an answer to the complaint on February 18, 1997, denying the allegations. A second action, entitled Arnold Mork, Isabella Mork, Ronald Melchart and Susan Melchart vs. IDS Life Insurance Company and American Express Financial Corporation was commenced in the same court on March 21,1997. In addition to claims that are included in the Benacquisto lawsuit, the second action includes an allegation of improper replacement of an existing IDS Life annuity contract. A subsequent class action, Richard Thoresen and Elizabeth Thoresen vs. AEFC, American Partners Life Insurance Company, American Enterprise Life Insurance Company, American Centurion Life Assurance Company, IDS Life Insurance Company and IDS Life Insurance Company of New York, was filed in the same court on October 13, 1998 alleging that the sale of annuities in tax-deferred contributory retirement investment plans (e.g. IRAs) was done through deceptive marketing practices, which IDS Life denies. Plaintiffs in each of the above actions seek damages in an unspecified amount and also seek to establish a claims resolution facility for the determination of individual issues.



IDS Life is included as a party to a preliminary settlement of all three class action lawsuits. We believe this approach will put these cases behind us and provide a fair outcome for our clients. Our decision to settle does not include any admission of wrong doing. We do not anticipate that this proposed settlement or any other lawsuits in which IDS Life is a defendant, will have a material adverse effect on our financial condition.

Experts

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of IDS Life Insurance Company at Dec. 31, 1998 and 1997, and for each of the three years in the period ended Dec. 31, 1998, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

Appendix A

Partial surrender illustration

Involving a surrender charge and a market value adjustment

Annuity assumptions:
Single payment             $10,000
Guarantee period           10 years
Guarantee rate (ig)        6% effective annual yield

                                                            End of contract year
        Contract                   Surrender                accumulation values
          year                     charge %                   if no surrenders
-------------------------- -------------------------- --------------------------

            1                         8%                        $10,600.00
            2                         7                          11,236.00
            3                         6                          11,910.16
            4                         5                          12,624.77
            5                         4                          13,382.26
            6                         3                          14,185.19
            7                         2                          15,036.30
            8                         1                          15,938.48
            9                         0                          16,894.79
           10                         0                          17,908.48

Partial surrender assumptions:

On the first day of your 4th contract year you request a partial surrender of:

Example I - $2,000 of your accumulation value Example II - A $2,000 net surrender check

You may surrender 10% of $11,910.16 (end of 3rd contract year accumulation value) without surrender charge but subject to a market value adjustment -- this is $1,191.02

The excess market adjusted value surrendered is subject to both a 5% (4th contract year) surrender charge and a market value adjustment.

The current rate (ic) for applicable new sales and renewals = 5.5%

The number of full years left in your guarantee period (N) = 7

The number of fractional years left in your guarantee period (t) = 0

Example I - $2,000 of accumulation value surrendered

What will be your market value adjustment amount?

The market adjusted value of your $2,000 partial surrender will be:

                     Renewal value of accumulation value surrendered
                                  (1 + ic + .0025)(N+t)

         =    $2,000 (1 + ig)7
              (1 + ic + .0025)7

         =    $2,000 (1.06)7
                   (1.0575)7

         =    $2,033.33

The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered

         $2,033.33      -    $2,000     =   $33.33

(NOTE: This market value adjustment is positive. In other cases the market value adjustment may be negative.)

What will be your surrender charge amount?

The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:

         ($2,033.33 - $1,191.02) x .05 = $42.12

What net amount will you receive?

Your contract's accumulation value will decrease by $2,000 and we will send you a check for:

Accumulation value surrendered                 $2,000.00
Market value adjustment                            33.33
Less surrender charge                             (42.12)
--------------------------------------------------------
Net surrender amount                           $1,991.21

Example II - $2,000 net surrender check requested

What will be the accumulation value surrendered?

Tell us if you want a specific net surrender check amount. We will work backwards using an involved formula to determine how much accumulation value must be surrendered to result in a net check to you for a specific amount. For a $2,000 net check to you, the formula results in $2,009.09 of accumulation value to be surrendered.

What will be your market value adjustment amount?

The market adjusted value is:

         Renewal value of accumulation value surrendered
                            (1 + ic + .0025)(N+t)

         =    $2,009.09 (1 + ig)7
              (1 + ic + .0025)7

         =    $2,009.09 (1.06)7
                     (1.0575)7

         =    $2,042.58

The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered

         $2,042.58      -    $2,009.09      =    $33.49

(NOTE: This market value adjustment is positive. In other cases the market value adjustment may be negative.)

What will be your surrender charge amount?

The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:

         ($2,042.58 - $1,191.02) x .05 = $42.58

What net amount will you receive?

Your contract's accumulation value will decrease by $2,009.09 and we will send you a check for:

Accumulation value surrendered                 $2,009.09
Market value adjustment                            33.49
Less surrender charge                             (42.58)
--------------------------------------------------------
Net surrender amount                           $2,000.00

Appendix B

Market value adjustment illustration

Annuity assumptions:
Single payment             $50,000
Guarantee period           10 years
Guarantee rate             6% effective annual yield

Market adjustment assumptions: These examples show how the market value adjustment may affect your contract values. The surrenders in these examples occur one year after the contract date. There are no previous surrenders.

The accumulation value at the end of one year is $53,000. If there aren't any surrenders, the renewal value at the end of the 10 year guarantee period will be $89,542.38.

We base the market value adjustment on the rate we are crediting (at the time of your surrender) on new contracts with the same length guarantee period as the time remaining in your guarantee period. After one year, you have 9 years left of your 10 year guarantee period.

Example I shows a downward market value adjustment. Example II shows an upward market value adjustment. These examples do not show the surrender charge (if any) which would be calculated separately after the market value adjustment. Surrender charge calculations are shown in Appendix A.

Market adjusted value formula:

Market adjusted value        =             (Renewal value)
                                        (1 + ic + .0025)(N+t)

Renewal value       -    The accumulation value at the end of the current
                         guarantee period

ic                  -    The current interest rate offered for new contract
                         sales and renewals for the number of years remaining in the guarantee period

N                   -    The number of complete contract years to the end of the
                         current guarantee period

t                   -    The fraction of the contract year remaining to the end
                         of the contract year

Example I - Downward market value adjustment

A surrender results in a downward market value adjustment when interest rates have increased. Assume after 1 year, we are now crediting 6.5% for a new contract with a 9 year guarantee period. If you fully surrender, the market adjusted value would be:

         Renewal value
         (1 + ic + .0025)(N+t)

         =          $89,542.38
              (1 + .065 + .0025)9

         =    $49,741.36

The market value adjustment is a $3,258.64 reduction of the accumulation value:

         ($3,258.64)     =   $49,741.36    -   $53,000

If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:

                          $44,771.19
$24,870.68      =   (1 + .065 + .0025)9

Example II - Upward market value adjustment

A surrender results in an upward market value adjustment when interest rates have decreased more than .25%. Assume after 1 year, we are now crediting 5.5% for a new contract with a 9 year guarantee period.
If you fully surrender, the market adjusted value would be:

         Renewal value
         (1 + ic + .0025)(N+t)

         =         $89,542.38
              (1 + .055 + .0025)9

         =    $54,138.38

The market value adjustment is a $1,138.38 increase of the accumulation value:

         $1,138.38       =   $54,138.38    -   $53,000

If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:

                           $44,771.19
$27,069.19      =   (1 + .055 + .0025)9

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.       Other Expenses of Issuance and Distribution.

        The expenses of the issuance and distribution of the interests in the IDS Life Account MGA of IDS Life Insurance Company to be registered, other than commissions on sales of the Contracts, are to be borne by the registrant.

Item 14.       Indemnification of Directors and Officers

        Section 300.083 of Minnesota Law provides in part that a corporation organized under such law shall have power to indemnify anyone made, or threatened to be made, a party to a threatened, pending or completed proceeding, whether civil or criminal, administrative or investigative, because he is or was a director or officer of the corporation, or served as a director or officer of another corporation at the request of the corporation. Indemnification in such a proceeding may extend to judgments, penalties, fines and amounts paid in settlement, as well as to reasonable expenses, including attorneys' fees and disbursements. In a civil proceeding, there can be no indemnification under the statute, unless it appears that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and its shareholders and unless such person has received no improper personal benefit; in a criminal proceeding, the person seeking indemnification must also have no reasonable cause to believe his conduct was unlawful.

        Article IX of the By-laws of IDS Life Insurance Company requires IDS Life Insurance Company to indemnify directors and officers to the extent indemnification is permitted as stated by the preceding paragraph, and contains substantially the same language as the above-mentioned Section 300.083.

        Article IX, paragraph (2), of the By-laws of IDS Life Insurance Company provides as follows:

        "Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the direction of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended, provided that this Article shall not indemnify or protect any such director, officer, employee or agent against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties or by reason of his reckless disregard of his obligations and duties."

        The parent company of IDS Life Insurance Company maintains an insurance policy which affords liability coverage to directors and officers of IDS Life Insurance Company while acting in that capacity. IDS Life Insurance Company pays its proportionate share of the premiums for the policy.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.       Recent Sales of Unregistered Securities

               None

Item 16.       Exhibits and Financial Statement Schedules

(a)     Exhibits

1.- 2. Not applicable.

3.1 Copy of Certificate of Incorporation of IDS Life Insurance Company filed electronically as Exhibit 3.1 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

3.2  Copy  of  the  Amended   By-laws  of  IDS  Life  Insurance   Company  filed
     electronically as Exhibit 3.2 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

3.3 Copy of Resolution of the Board of Directors of IDS Life Insurance Company, dated May 5, 1989, establishing IDS Life Account MGA filed electronically as Exhibit 3.3 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.1 Copy of Non-tax qualified Group Annuity Contract, Form 30363C, filed electronically as Exhibit 4.1 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.2 Copy of Non-tax qualified Group Annuity Certificate, Form 30360C, filed electronically as Exhibit 4.2 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.3 Copy of Endorsement No. 30340C-GP to the Group Annuity Contract filed electronically as Exhibit 4.3 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.4 Copy of Endorsement No. 30340C to the Group Annuity Certificate filed electronically as Exhibit 4.4 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.5  Copy  of  Tax  qualified  Group  Annuity  Contract,   Form  30369C,   filed
     electronically as Exhibit 4.5 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.6 Copy of Tax qualified Group Annuity Certificate, Form 30368C, filed electronically as Exhibit 4.6 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.7  Copy of Group IRA Annuity Contract,  Form 30372C,  filed  electronically as
     Exhibit 4.7 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.8  Copy of Group IRA Annuity Certificate, Form 30371C, filed electronically as
     Exhibit 4.8 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.9 Copy of Non-tax qualified Individual Annuity Contract, Form 30365D, filed electronically as Exhibit 4.9 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.10 Copy of Endorsement No. 30379 to the Individual Annuity Contract, filed electronically as Exhibit 4.10 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.11 Copy of Tax qualified Individual Annuity Contract, Form 30370C, filed electronically as Exhibit 4.11 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

4.12 Copy of Individual IRA Annuity Contract, Form 30373C, filed electronically as Exhibit 4.12 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

5. Copy of Opinion of Counsel regarding legality of Contracts, dated Oct. 3, 1990, filed electronically as Exhibit 5 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

6.-20. Not applicable.

21. Copy of List of Subsidiaries filed electronically as Exhibit 22 to Post-Effective Amendment No. 8 to Registration Statement No. 33-28976 is incorporated herein by reference.

22.  Not applicable.

23.  Consent of Independent Auditors, will be filed by amendment.

24.1 Power of Attorney,  dated August 19, 1997, filed  electronically as Exhibit
     24.1 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

24.2 Power of Attorney,  dated April 9, 1998,  filed  electronically  as Exhibit
     24.2 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

25.-27. Not applicable.

(b) Financial Statement Schedules will be filed by amendment.

        Report of independent Auditors will be filed by amendment.

Item 17.       Undertakings

A.     The Registrant undertakes:

         (1)      to file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  (i)      to include any prospectus required by Section 10(a)
                          (3) of the Securities Act of 1933,

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement,

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof,

         (3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and

         (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28,
       1988). Further, the Registrant represents that it has complied with the provisions of paragraphs (1) - (4) of the no-action letter.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IDS Life Insurance Company has duly caused this Registration Statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized in this City of Minneapolis, and State of Minnesota on the 10th day of March, 2000.

                                        IDS Life Insurance Company
                                               (Registrant)

                                        By IDS Life Insurance Company

                                        By /s/ James A. Mitchell*
                                               James A. Mitchell


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 10th day of March, 2000.

Signature                            Title


 /s/ Richard W. Kling                Director, President and Chief Executive
     Richard W. Kling                Officer


/s/  Jeffrey S. Horton**             Vice President and Treasurer
     Jeffrey S. Horton

/s/  David R. Hubers*                Director
     David R. Hubers

/s/  Paul F. Kolkman*                Director
     Paul F. Kolkman

/s/  James A. Mitchell*              Director
     James A. Mitchell

/s/  Barry J. Murphy*                Director
     Barry J. Murphy

/s/  Stuart A. Sedlacek*             Director
     Stuart A. Sedlacek

/s/  Philip C. Wentzel**             Vice President and Controller
     Philip C. Wentzel

*Signed pursuant to Power of Attorney dated August 19, 1997, filed electronically as Exhibit 24.1 for IDS Life Insurance Company (IDS Life Account
MGA) to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 and incorporated herein by reference.

**Signed pursuant to Power of Attorney dated April 9, 1998, filed electronically as Exhibit 24.2 for IDS Life Insurance Company (IDS Life Account MGA) to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 and incorporated herein by reference.

By:



/s/ Bruce A. Kohn
    Bruce A. Kohn